UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
___________________________________________________________________

Date of Report (Date of earliest event reported): May 16, 2008

RM HEALTH INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-140438	n/a
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13511 Granville Ave. Clermont, FL	34711
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (352) 729-0150

36 Palazzo Terrace, Henderson, NV 89074
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

RM HEALTH INTERNATIONAL, INC.

 Item 1.01.  Entry into a Material Definitive Agreement

The Merger

On May 16, 2008, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Blue Earth Solutions, Inc., a privately held Delaware corporation (“Blue Earth Delaware”), and Blue Earth Acquisition, Inc. (“Acquisition Sub”), our newly formed wholly-owned Nevada subsidiary. In connection with the closing of this merger transaction, Blue Earth Delaware merged with and into Acquisition Sub (the “Merger”) on May 16, 2008, with the filing of articles of merger with the Nevada and Delaware secretaries of state.  Subsequently, on May 16, 2008, we merged with our Acquisition Sub in a short-form merger transaction under Nevada law in which we were the surviving entity and, in connection with this short form merger, changed our name to Blue Earth Solutions, Inc., effective May 16, 2008.

In addition, pursuant to the terms and conditions of the Merger Agreement:

• Each share of Blue Earth Delaware common stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive three shares of our common stock. As a result, the shareholders of Blue Earth Delaware received 21,000,000 newly issued shares of our common stock.

• Each share of Blue Earth Delaware Series A Preferred Stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive one share of our newly created Series A Preferred Stock. As a result, the Series A Preferred shareholders of Blue Earth Delaware received 400,000 newly issued shares of our Series A Preferred Stock.

• Each share of Blue Earth Delaware Series B Preferred Stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive one share of our newly created Series B Preferred Stock. As a result, the Series B Preferred shareholders of Blue Earth Delaware received 80,500 newly issued shares of our Series B Preferred Stock.

• Following the closing of the merger, in a separate transaction, our former Chief Executive Officer and sole director agreed to cancel and return all 3,200,000 shares of his common stock into treasury.

• As a result, following these events, there were 24,559,300 shares of our common stock, 400,000 shares of our Series A Preferred Stock, and 80,500 shares of our Series B Preferred Stock issued and outstanding.

• Our board of directors was reconstituted to consist of Patricia Cohen, Paul Slusarczyk, Sharon Slusarczyk, and Harvey Katz, who prior to the Merger were the directors of Blue Earth Delaware.

• Blue Earth Delaware provided customary representations and warranties and closing conditions, including approval of the Merger its voting stockholders.

As of May 16, 2008 and currently, there are no material relationships between us or any of our affiliates and Blue Earth Delaware, other than in respect of the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference, and to the certificates of designation for our Series A and Series B Preferred Stock, which are filed as Exhibits 4.1 and 4.2, respectively.

 Item 2.01.  Completion of Acquisition or Disposition of Assets

As used in this Current Report on Form 8-K, all references to the “Company,” “RM Health”, “we,” “our” and “us” or similar terms, refer to RM Health International, Inc., including its predecessors and its subsidiaries, except where the context makes clear that the reference is only to Blue Earth Delaware. Information about the Company and the principal terms of the Merger are set forth below.

Merger

The Merger. On May 16, 2008, in accordance with the Merger Agreement, Blue Earth Delaware merged with and into our Acquisition Sub, and the stockholders of Blue Earth Delaware received the right to receive three shares of our common stock for each issued and outstanding share of Blue Earth Delaware’s common stock. Similarly, on May 16, 2008, in accordance with the Merger Agreement dated May 16, 2008, the stockholders of Blue Earth Delaware received the right to receive one share of our Series A Preferred Stock for each issued and outstanding share of Blue Earth Delaware’s Series A Preferred Stock, and one share of our Series B Preferred Stock for each issued and outstanding share of Blue Earth Delaware’s Series B Preferred Stock. As a result, at closing, in exchange for 100% of the outstanding capital stock of Blue Earth Delaware, the former common stockholders of Blue Earth Delaware had the right to receive 21,000,000 shares of our common stock, which represented approximately 85.51% of our outstanding common stock; 400,000 shares of our Series A Preferred Stock, which constitutes 100% of our outstanding Series A Preferred Stock; and 80,500 shares of our Series B Preferred Stock, which constitutes 100% of our outstanding Series B Preferred Stock, following the Merger and related transactions.

At the time of the Merger, neither we nor Blue Earth Delaware had any options or warrants to purchase shares of capital stock outstanding.

There were 6,759,300 shares of our common stock outstanding before giving effect to the stock issuances in the Merger and the cancellation of shares by our former officer and director. Following these events, there were 24,559,300 shares of our common stock outstanding, including:

Shares	Held by:
21,000,000	Blue Earth Delaware Shareholders
3,559,300	Existing shareholders

The shares of our common stock issued to former holders of Blue Earth Delaware’s capital stock in connection with the Merger were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the same.

Prior to the Merger, there were no material relationships between us and Blue Earth Delaware, or any of their respective affiliates, directors or officers, or any associates of their respective officers or directors.

General Changes Resulting from the Merger. We intend to carry on the business of Blue Earth Delaware as our sole line of business going forward. Our intention is to cease our prior business by terminating all business operations associated with our prior business. We have relocated our principal executive offices to 13511 Granville Ave., Clermont, FL, 34711, and our telephone number is (352) 729-0149. Our fax number is (352) 729-0150.

Pre-Merger stockholders of Blue Earth Delaware will be required to exchange their existing Blue Earth Delaware stock certificates for our certificates. Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by the Financial Industry Regulatory Authority (“FINRA”) formerly known as the National Association of Securities Dealers or NASD). The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. As of May 16, 2008, our shares were quoted on the OTCBB under the symbol “RMHL.” We anticipate that our symbol will change in the near future as a result of the change in the Company’s name to “Blue Earth Solutions, Inc.”

The Merger and its related transactions were approved by the holders of a requisite number of shares of (i) Blue Earth Delaware’s capital stockholders by written consent in lieu of a meeting, and (ii) Blue Earth Acquisition, Inc.’s common stock by written consent in lieu of a meeting. Under Delaware corporate law, Blue Earth Delaware’s stockholders who did not consent to the Merger may demand in writing, pursuant to the exercise of their appraisal rights, that Blue Earth Delaware pay them the fair value of their shares. Determination of fair value is based on all relevant factors, except for any appreciation or depreciation resulting from the anticipation or accomplishment of the Merger.   One Hundred percent of the capital stockholders of Blue Earth Delaware consented to the Merger and thus no appraisal rights may be exercised under Delaware law.

Changes to the Board of Directors. Immediately prior to the effective time of the Merger, Randy Weston resigned as our sole officer and director. Pursuant to the terms of the Merger Agreement, Patricia Cohen, Paul Slusarczyk, Sharon Slusarczyk, and Harvey Katz, who prior to the Merger were the directors of Blue Earth Delaware, were appointed as our directors.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

Accounting Treatment; Change of Control. The Merger is being accounted for as a “reverse merger,” as the stockholders of Blue Earth Delaware own a majority of the outstanding shares of our common stock immediately following the Merger and now control our board of directors. Blue Earth Delaware is deemed to be the accounting acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations of Blue Earth Delaware prior to the Merger will be reflected in the financial statements and will be recorded at the historical cost basis of Blue Earth Delaware. Our consolidated financial statements after completion of the Merger will include the assets and liabilities of both companies, the historical operations of Blue Earth Delaware, and our operations from the closing date of the Merger. As a result of the issuance of the shares of our common stock pursuant to the Merger, a change in control of the Company occurred on the date of the consummation of the Merger. Except as described herein, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a future change of control of the Company. We will continue to be a “small business issuer,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Merger.

Description of Our Company

We were incorporated on March 28, 2006 as RM Health International, Inc., a Nevada corporation, and we have conducted business under the name “R&M Online Health.” We have been providing a comprehensive education resource and online purchase facility to the public through our website, www.rmhealthonline.com (our “Site”). As a consequence of the Merger, we will no longer pursue the development of our Site and have already assigned these assets to our former president who has agreed to indemnify us against any related liabilities.

Blue Earth Delaware owns the StyroSolve™ system, a patented closed-loop process for collecting and recycling polystyrene foam products (our “Process”), as well as StyroSolve™, a proprietary solvent (our “Solvent”) used in the Process to reduce expanded polystyrene to a gel. Blue Earth Delaware acquired the Process, the Solvent, and other intellectual property by purchasing certain assets of International Foam Solutions, Inc.; Trans Global Chemical, LLC; Parliament Holdings, LLC; Parliament Consulting, LLC; Harvey Katz; Claudia Iovino; and Nicholas Iovino, including the referenced intellectual property on February 14, 2008 and February 25, 2008. Blue Earth Delaware’s business is to develop and market a practical, economical and environmentally safe means of disposing of and recycling certain polystyrene products. Blue Earth Delaware was incorporated in Delaware on February 5, 2008, and conducts operations from its headquarters located at 13511 Granville Ave., Clermont, FL, 34711.

Description of Business

Overview

As a result of the Merger, we are now primarily engaged in the business of implementing and marketing a practical, economical and safe means of recycling polystyrene foam, also known as Expanded Polystyrene (“EPS”).  We own the StyroSolve™ system which is a patented closed-loop process for collecting and recycling EPS foam products. A closed-loop recycling process is one in which all or nearly all of the recycled products are recovered in a marketable form during the process.

Our emphasis is on recycling EPS products. Because they tend to be bulky, cumbersome and generally difficult to discard, few other companies are pursuing the recycling of these products as their business plan. We believe that, compared with existing methods of recycling EPS, including heating EPS to its melting point, our Process provides a greater economic return and a more complete and ecologically-friendly strategy for addressing EPS recycling.

Polystyrene

Polystyrene is a lightweight plastic material derived from petroleum and natural gas products with a chemical structure consisting of a long chain hydrocarbon with every other carbon connected to a Phenyl group.  Polystyrene is produced in two varieties:  (1) an expanded polystyrene variety, also known as foam, typically used in the packaging and insulation industries, and (2) a non-expanded (non-foam) variety, used for making a wide variety of hard plastic products, from utensils to toner cartridges.

Expanded Polystyrene, or EPS, is the correct name for polystyrene foam (EPS is sometimes incorrectly called Styrofoam™, which is a separate product and a trademark of Dow Chemical Company). EPS is produced from a mixture of about 90-95% polystyrene and 5-10% gaseous blowing agent, most commonly pentane or carbon dioxide. Foam is used in packaging, including end caps, and other items such as architectural structures (i.e. columns, moldings and forms), seedling trays, cups, bowls, plates, trays, “clamshell” containers, egg cartons and other food services related products. EPS also has various military applications for ammunition, aircraft, and thousands of other items.

The non-foam variety of polystyrene is commonly used for plastic utensils and cutlery, yogurt and cottage cheese containers, clear “clamshell” containers used for salad bar take-out and various manufactured goods including appliances, toys, video cassettes, DVD Cases, tools, computer casings, razors, desk accessories and furniture.

Since both the expanded and non-expanded varieties of polystyrene are comprised of the same chemical materials, they may be treated collectively during the recycling process. The primary difference in the two varieties lies in the volume of space required by the foam version prior to reduction.

Polystyrene products are popular because they are:

•	Sturdy, rigid and lightweight, making them easier than most alternatives to transport.
•	Energy efficient, requiring much less energy in production compared to competing products.
•	Excellent insulation, resisting temperature change and making hot or cold items easier to handle.
•	Sanitary, preventing the growth and spread of bacteria in comparison to reusable plates and utensils.
•	Economical, costing considerably less than alternative materials.
•	Inert – they will not leech chemicals into the water supply if placed in a landfill.

The polystyrene production industry is populated by the large chemical companies that produce polystyrene components. Currently Dow Chemical, Huntsman, and Tenneco (a subsidiary of Paper Corporation of America) are the largest manufacturers of polystyrene products. Tenneco, the latest market entrant, gained its industry presence through the acquisition of the polystyrene divisions of former competitors including Exxon, Mobil Oil and Amoco Oil.

 The Opportunity

The polystyrene market in the United States and China is significant, as is the potential market for polystyrene recycling.  Approximately 1.2% of the 30 billion pounds of polystyrene produced each year is recycled. Over 50% of China’s EPS is exported to the US market as packaging material. EPS is generally considered the most commonly used packaging material both nationally and internationally.  However, EPS’s uncommonly high volume to weight ratio - a relatively small amount of EPS by weight occupies a very large volume when put into landfills – results in EPS accounting for the largest volume of waste polystyrene.  Consequently, companies and facilities managers must pay proportionally high transport costs for the hauling of EPS from trash cans and dumpsters to landfills due to its bulk.

While there are a myriad of applications for polystyrene, there has historically been no economical way to transport and recycle the material.  This lack of reusability has become a major focus and concern for a rising population of environmentally conscious individuals, corporations, and governments.  Cities such as San Francisco and Berkeley, California have even instituted bans on EPS as packaging material for food products.

EPS Recycling

Polystyrene recycling is currently a small, fractured market, and competition in the field is varied.  There are several companies that are currently recycling polystyrene.  There are two primary challenges associated with handling EPS:  first, transportation costs are high because of the high volume to weight ratio of EPS, and second, EPS must be extremely clean to be accepted by an EPS recycling plant.

EPS recycling has been available for years, but has had low penetration due to the absence of a clear solution to the above-referenced challenges. Our solvent-based approach to EPS recycling is unique to the industry. Other approaches to EPS recycling include the following:

•
Melting – There are machines that melt the EPS in order to reduce its volume. While this technique does reduce volume effectively, it requires a very high temperature (between 400 and 500 degrees Fahrenheit) to melt polystyrene, making this method costly.  Also, because the high temperature changes the chemical structure of the polystyrene, the resulting product cannot be recaptured as a polystyrene bead.  Instead, heat-reduced bricks are created, which have limited uses and are thus less economically viable.

•
Shredding – Some recyclers shred EPS upon collection, which in most cases increases the volume, as greater surface area is created and the EPS is “fluffed” or aerated.  This method involves grinding, washing, fluffing and drying EPS before sending the shredded EPS through an extruder. In order to use this technology, the polystyrene has to be completely clean initially, so normal post-consumer and industrial waste EPS cannot be recycled using this method.

•
Compacting – Another technique used at the front end of the recycling process is compacting.  Machines compress EPS under high pressure and bale it for transport.  This process removes much, but not all, of the air in EPS. Resulting in approximately 50% reduction, this method is less volume-efficient than melting, but retains the EPS’s chemical composition.  The bales are wrapped with wire under high pressure, which can be dangerous to operators when a bale is released or broken.

Our StyroSolve™ EPS Recycling System

Our StyroSolve™  system for recycling EPS is a complete polystyrene recycling process utilizing StyroSolve™, our patented, safe, environmentally-friendly solvent. Scrap EPS is inserted into the StyroSolve Reducer™ (the “Reducer”), consisting of a chipper that shreds the EPS into small pieces and blows them into a tank, which has been half filled with Solvent. When the EPS mixes with the Solvent, the  EPS’s volume is reduced by as much as 95%. The resulting reduced EPS substance is called Polygel™ (“Gel”). The Gel is heavier than the solvent and falls to the bottom of the tank, leaving the Solvent on the top of the tank to contact and mix with additional EPS chips as they are added.

As EPS is continually added to the tank, the amount of Gel in the tank increases, and the amount of Solvent in the tank decreases. Eventually, the tank is completely filled with Gel, at which time the Gel may be transferred to the StyroSolve Extruder™ (the “Extruder”). The Extruder is a system located in a centralized recycling plant, or processing center, which takes Gel as input, filters out impurities, and separates it into its primary component products:  polystyrene pellets (“Pellets”) and Solvent, both ready to be reused. This closed-loop system filters out contaminates and recaptures over 98% of the Solvent used to create the Gel.

When Gel is pumped from a tank into the Extruder, it is heated in order to decrease the viscosity of the Gel, allowing for movement through the system without undue strain on the pumps. The Gel then passes through a series of filters that filter out increasingly smaller impurities. This filtration process is what allows us to accept contaminated EPS as recycling input. Once impurities have been filtered from the Gel, the Gel is pumped through a flash tank where gasses are extracted from the mixture. These gasses include the Solvent in its gaseous state. The Solvent is recaptured here and at other vents in the process through distillation and condensation of the gaseous solvent until it returns to its liquid state.

After the initial flash extraction, which removes approximately 50% of the Solvent from the Gel, the thickened Gel enters the Extruder’s mechanical section and is driven forward by twin screws through the barrel of the mechanical section, a metal tube running down the center of the length of the mechanical section. The twin screws serve to move the thickened Gel through the barrel, further mix the Gel, and release small pockets of gasses in the mixture. At several points along the mechanical section, the barrel has vents through which these gasses (both Solvent in its gaseous state and gasses from the original EPS manufacturing process) can escape into a condenser, which will recover more of the constituent Solvent. After passing through these flash extraction points, 98.5% of the Solvent has been distilled, condensed, and recaptured; 1.5% of the Solvent has been lost to leakage or evaporation; all of the impurities have been removed; and the remaining Gel is 100% polystyrene. The twin drives push the Polystyrene through a pelletizer at the end of the mechanical section of the Extruder. The end plate on the pelletizer has sixteen small holes through which the polystyrene is pushed into cold water. The resulting pellets are of the same quality and chemical composition as polystyrene pellets formed in the original polystyrene manufacturing process.

We have tested our process for recycling expanded polystyrene only as described above on a small scale in a laboratory environment. We have not tested or utilized this process on a large, commercial scale as described above, utilizing chippers, Tanks, and Extruders. Because we have not yet tested or conducted operations on a commercial scale, we cannot predict technical, operational, or business challenges that may arise as we commence recycling operations on a commercial scale, using large-scale equipment, as described above. We may or may not be able to overcome the challenges that arise and conduct operations successfully on a scale necessary to achieve profitable operations. Thus, this process must be considered unproven technology.

Other Products

In addition to the products and processes we own relating to the recycling of polystyrene, we acquired the rights to six additional products, as part of our acquisition of certain assets of International Foam Solutions, Inc.; Trans Global Chemical, LLC; Parliament Holdings, LLC; Parliament Consulting, LLC; Harvey Katz; Claudia Iovino; and Nicholas Iovino on February 14 and 25, 2008.  We do not anticipate that the production and sale of these products will be significant in comparison to our polystyrene recycling operations.  Each of these products has been produced, marketed, and distributed on a very limited basis only to date, and include:

•
Tire Muscle®.  Tire Muscle® is a tire-sealing product designed for large vehicles, such as concrete trucks, eighteen wheelers, and other construction vehicles that are likely to drive in areas where nails, rebar, and other tire hazards exist.  Tire Muscle® can seal a hole in a tire up to three-eighths of an inch in diameter.

•
Dumpster Ease™ and Diaper Ease™ consist of a single proprietary formulation that helps to remove odors in garbage containers, restaurant kitchens, diaper pails and other industrial and residential locations where smells can gather.

•	Nu-Silver, Nu-Brass, and Nu-Chrome are proprietary chemical products designed for the polishing and renewal of silver, brass, and chrome.

 Facilities and Resources

As a result of the Merger, we now conduct our operations from our principal office located at 13511 Granville Ave., Clermont, FL, 34711. We lease approximately 11,000 square feet of space for our principal offices and our initial Extruder Center in Clermont, Florida. The lease on this facility, which is filed as Exhibit 10.7 hereto, indicates that we will make monthly payments of $7,583.33 each month for the first year of the lease, and monthly payments of $9.916.67 each month for years two through five of the lease, at which time the lease will expire. We also lease approximately 5,000 square feet in Del Ray Beach, Florida, for our initial transfer station. We are subleasing this facility from Parliament Holdings,

LLC, on a month-to-month basis through an oral agreement with the landlord whereby we pay $4,636.50 per month to lease the facility.

We have not yet commenced our recycling operations.

Strategy

We intend to recycle that EPS and sell the resulting polystyrene pellets to the plastics manufacturing industry for the production of a wide variety of polystyrene products as our primary line of business.

Competition

Competition in the field of polystyrene recycling is not intense at this point, but may increase in the future. Our goal is to collect used EPS, recycle the EPS, and sell the resulting polystyrene pellets, activities in which we may experience significant competition from other polystyrene recycling companies, or from polystyrene manufacturing companies. At this time, we are not aware of any other commercial entity that is researching or developing techniques for the recycling of polystyrene utilizing methods similar to ours. Different methods of polystyrene recycling are being used in a variety of other applications. The following are polystyrene recycling companies known to us.

•
Demand Foam Cutting Systems sells a foam densifier that reduces waste foam by grinding and then melting foam into a recyclable patty polystyrene that is 1/80th the volume of the original scrap foam. The resulting plastic patty has limited uses, however, when recycled because the heat used in the reduction changes the chemical properties of the EPS. They also sell a product called the Foam GobblerTM that grinds EPS foam into fine pieces 1/4" or less using opposing, rotating knife drums. This allows for easier disposal or re-use of EPS as a filler, but does not recycle the EPS.

•
Dart operates EPS foam recycling centers at their production facilities in Michigan, Pennsylvania, Florida, and Ontario, Canada, capable of reprocessing 12 million pounds of foam products annually. All four facilities have accepted material for recycling from the public since 1990. The company claims their engineers invented "a state-of-the-art process for washing and drying used foam foodservice products." This is significant as traditional methods of recycling EPS (heat and pressure) have been limited to use with very clean EPS. Their four plants receive foam from local schools, community recyclers, supermarkets, hospitals, manufacturing plants, cafeterias, and individuals, then sell their recycled polystyrene in the form of polystyrene pellets to manufacturers who reprocess it into useful products. Dart also utilizes heat and pressure in their recycling process, however, incurring greater energy costs in their recycling process and limiting the utility of their final product.

•
The CyberYard.com/Memphis Foam Recycling offers Midsouth manufacturers and distributors a way to cost-effectively dispose of their surplus or used EPS.  The company will pick up the material on a scheduled or on-demand basis and recycle it locally.  They retrieve and densify white, homogenous EPS and then supply the material to nationwide manufacturers for reuse.  They maintain EPS recycling facilities that can accommodate large quantities of material on a long-term basis.

Intellectual Property

On February 14, 2008, we purchased technology and formulas protected by U.S. Patent #5,223,543 #6,743,828 B1, # 7,241,858 B2 and #7321,003 B2. The patents cover the EPS recycling process used by the StyroSolve system. These systems are marketed under the StyroSolve ™ brand name, which is also owned by us.

We also intend to file patent applications for the key technologies underlying our six other products, which we have acquired, specifically Tire Muscle®, Dumpster Ease™, Diaper Ease™, Nu-Silver, Nu-Brass, and Nu-Chrome.

We intend to aggressively assert our rights under trade secret, unfair competition, trademark and copyright laws to protect our intellectual property, including product formulas, proprietary manufacturing processes and technologies, product research and concepts, and recognized trademarks. These rights are protected through the acquisition of patents and trademark registrations, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.

We are currently consulting with law firms to protect our brand names and product designs. While there can be no assurance that registered trademarks will protect our proprietary information, we intend to assert our intellectual property rights against any infringer. Although any assertion of our rights can result in a substantial cost to, and diversion of effort by, our company, management believes that the protection of our intellectual property rights is a key component of our operating strategy.

Employees

Following the Merger, we have seven full-time employees, including management, administrative support, research staff, and operational personnel. None of our employees are covered by a collective bargaining agreement. We have employment agreements in place for our CEO and corporate secretary, Patricia Cohen, and our President and CFO, Paul Slusarczyk, our Senior Director of Research and Development, Harvey Katz, and our Director of Research and Development, Claudia Iovino. We also have a written consulting agreement in place with Richard Iantosca, a chemical specialist whereby we have agreed to pay Mr. Iantosca $3,000 per month in exchange for scientific consulting services.

Legal Proceedings

We are not a party to any pending legal proceedings. Pursuant to the terms of the Merger, responsibility for any liability emerging from our pre-merger business relies wholly with our pre-merger management.

Forward-Looking Statements

This Current Report contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. To the extent that any statements made in this Report contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties are outlined in “Risk Factors” and include, without limitation:

• Our limited and unprofitable operating history;
• The ability to raise additional capital to finance our activities;
• Legal and regulatory risks associated with the Merger;
• The future trading of our common stock;
• Our ability to operate as a public company;
• General economic and business conditions;
• The volatility of our operating results and financial condition; and

•  Our ability to attract or retain qualified senior scientific and management personnel.

The foregoing factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Current Report.

Information regarding market and industry statistics contained in this Current Report is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this Report. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

Plan of Operation

THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS CURRENT REPORT.

The following discussion reflects our plan of operation. This discussion should be read in conjunction with the audited financial statements of Blue Earth Delaware for the fiscal years ended March 31, 2008. This discussion contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including statements regarding our expected financial position, business and financing plans. These statements involve risks and uncertainties. Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Current Report, particularly under the headings “Forward Looking Statements” and “Risk Factors.”

Overview

As a result of the Merger, we are now primarily engaged in the business of implementing and marketing a practical, economical and safe means of recycling EPS.  We own the StyroSolve™ solvent and the StyroSolve™ system, both of which are necessary to implement our Process for recycling EPS. We intend to collect scrap EPS from a variety of locations, reduce it to Gel at our transfer stations, and transport it to our processing centers where it will be converted into Pellets and sold.

Business of Blue Earth

We intend to generate revenues primarily by selling recycled EPS in the form of polystyrene pellets to manufacturers of polystyrene products. In addition, we may receive fees from some recycling customers to collect their EPS waste. We have not yet commenced recycling operations.

 EPS Collection and Processing - Hubs and Spokes

We intend to use a hub and spoke operational structure for the collection and processing of EPS. The hubs will be processing centers that will contain one or more Extruders for the processing of Gel into Pellets and Solvent. The spokes will be transfer stations, which will collect and process EPS into Gel both on site and through mobile processing trucks. We have leased a facility in Clermont, Florida, which we intend to utilize as a processing center. The lease on this facility, which is filed as Exhibit 10.7 hereto, indicates that we will make monthly payments of $7,583.33 each month for the first year of the lease, and monthly payments of $9.916.67 each month for years two through five of the lease, at which time the lease will expire. We have also leased a facility in Del Ray Beach, Florida, which we intend to use as a transfer station.  We are subleasing this facility from Parliament Holdings, LLC, on a month-to-month basis through an oral agreement with the landlord whereby we pay $4,636.50 per month to lease the facility.

We intend to purchase or lease two trucks with 2,000 – 3,000 gallon tanks (the “Trucks”), two 7,500 gallon tanker trailers that connect to semi diesel cabs (the “Trailers”), and two 5,000 – 16,000 gallon storage tanks (the “Tanks”) for each transfer station. The Trucks will be used to travel to pickup locations within 100 miles of the transfer facility. We intend to schedule pickups of EPS with companies who have a specific need as well as regular pickups from recycling containers we intend to place with businesses as well as at a variety of public locations.  The Trucks will leave the transfer station with their tanks half filled with solvent. At each pickup location, the Truck driver will set up the EPS chopper and feed scrap EPS into the chopper, which will blow chopped EPS into the top of the Truck’s tank where it will be converted into Gel as described earlier in this Report. Each Truck will then travel to its next pickup location. The agitation that will naturally occur from driving a half-full tank around will expose more of the surface area of the EPS to the solvent, thus aiding in the conversion of the EPS to Gel.

At the end of the work day, the Trucks will return to the transfer station and pump the EPS they have collected as Gel into one of the Trailers. Between three and six days per week, depending upon how quickly the Trailer fills, a diesel cab will bring Trailer of Solvent from the processing center to the transfer station and will then take a Trailer full or nearly full of Gel from the transfer station to the processing center. The Gel from the Trailer will be transformed at the processing center into Solvent and Pellets through the Extrusion Process as discussed in the Description of Business section above. At the transfer station, the Solvent will be pumped from the Trailer into the Trucks and, if necessary, one of the Tanks. When the Trailer is empty of Solvent, it will be filled with Gel from Trucks and hauled back to the processing center where the process will begin again. Because the Solvent is a component of the Gel, there’s no concern with cross-contamination and no need to clean the Trailers, Trucks, or Tanks when their contents change between Solvent and Gel.

As indicated previously, we have performed this process only on a small scale in a laboratory environment. We have not tested this process on a large, commercial scale as described above. Because we have not yet conducted operations on a commercial scale, we cannot predict technical, operational, or business challenges that may arise as we commence recycling operations on a commercial scale, using chippers, Trucks, Tanks, and Extruders, as described above. We may or may not be able to overcome the challenges that arise and conduct operations successfully on a scale necessary to achieve profitable operations. Therefore, this must be considered an unproven technology and a high-risk business plan.

 Anticipated Expenses in the next twelve months

Over the next twelve months, we intend to begin operations at our processing center in Clermont, Florida and our transfer station in Del Ray Beach, Florida. We are further considering, should business conditions dictate and our resources permit, opening transfer stations in Hialeah, Ft. Meyers, Lakeland, Gainesville, Tallahassee, and Pensacola, Florida.

We anticipate that the approximate expenses associated with opening and operating our processing center for twelve months and opening and operating each of our transfer stations for twelve months will be as follows:

Processing Center

Item	Cost
Lease / Mortgage Payment ($7,583.33 / month)	$ 91,000
Trailers (2 x $30,000)	$ 60,000
Trucks (2 x $2,000/mo lease x 12 months)	$ 48,000
Storage Tanks – 10,000 gallons (8 x $40,000)	$320,000
Solvent (6,000 gallons x $10 per gallon)	$ 60,000
Extruder	$ 95,000
Pelletizer	$ 67,500
Engineering Costs to Assemble Extruder	$ 60,000
Plumbing Costs to Assemble Extruder	$ 20,000
Power and Other Utilities ($13,000 / month x 12 months)	$156,000
Plant Staff (8 employees per shift x 3 shifts)	$921,600
Plant Manager	$ 40,000
Equipment Maintenance	$ 30,000
Total	$1,969,100

Transfer Station

Item	Cost
Lease / Mortgage Payment ($4,636.50 / month)	$ 55,638
Trailers (2 x $30,000)	$ 60,000
Trucks (2 x $2,000/mo lease x 12 months)	$ 48,000
Storage Tanks – 10,000 gallons (8 x $40,000)	$320,000
Solvent (6,000 gallons x $10 per gallon)	$ 60,000
Power and Other Utilities ($ 1,000/ month x 12 months)	$ 12,000
Staff (4 employees per shift x 2 shifts)	$184,200
Total	$739,838

We expect to incur $937,500 in other expenses in the first twelve months of operation and annually thereafter include: Salaries for our President, CEO, Development Director, Senior Development Director, and Accountant, totaling $522,000 annually; office supplies, phones, and miscellaneous expenses totaling $48,000 annually; marketing and public relation costs of $270,000 annually, including three staff members; and legal and accounting fees totaling $97,500 annually.

As described above, we anticipate that we will require approximately $3,646,438 in order to fully implement our business plan in the next twelve months. We believe that we have sufficient funds to open our initial processing center and transfer station and begin operations on a limited basis – with fewer than the optimum number of Tanks, Trailers, Trucks, and employees listed above. As we generate revenue through operations or financing, we plan on purchasing or leasing additional equipment and increasing the level of operations. When our first processing center and transfer station are open and fully operational, we will seek to open additional transfer stations, as indicated above, to supply Gel to the Clermont processing center. After the Clermont processing center and its associated transfer stations are operating successfully, we intend to use that as a model to aid us both in replicating the operations in other metropolitan areas throughout the United States, and in raising additional capital to fund this expansion if we determine that such expansion is indicated and such financing is required.

 Plan for other Products and Services

In addition to the StyroSolve patents, we produce six other products on a very limited basis, including Tire Muscle®, Dumpster Ease™, Diaper Ease™, Nu-silver, Nu-Brass, and Nu-Chrome.  These products have a limited customer base and have not been heavily marketed or distributed. We intend to continue producing small amounts of these products for existing customers while seeking other companies or individuals that may wish to purchase the rights to these products.

Marketing Plan & Sales Strategy

Our goal is to become the industry leader in the recycling of polystyrene. Our initial marketing efforts will focus on acquiring EPS for recycling and re-sale as Pellets. We will attempt to build relationships that will aid us in acquiring scrap EPS from the construction industry, the packaging industry, local and state governments, military bases and vessels, and the food services industry. Our executive management will initially be responsible for contacting and creating relationships with decision-makers within these areas. They will present information regarding the fiscal, environmental, and public relations impact of utilizing our services.

We also intend to increase public awareness of our company and our Process to create public support for our services. We intend to use Internet-based and traditional media to accomplish this. If the general public supports our efforts for environmental reasons, we feel that the likelihood of large organizations utilizing our services increases significantly. We also intend to work closely with trade groups, including the International Expanded Polystyrene recycling Association (“INEPSA”) and the Alliance of Foam Packaging Recyclers (“AFPRA”) to introduce the technology to the industry. By coordinating our public awareness campaigns with theirs, we feel we can educate a broader audience regarding the recycling of EPS in general, and regarding our services in particular.

We also plan on attending relevant national events and conferences. There are events and conferences managed by national institutions and organizations to promote their respective industries. We plan to attend a number of events attended by the organizations mentioned above that generate a large amount of scrap EPS. These events will include trade meetings, promotional events, seminars, and conferences, which are heavily attended by decision-makers within those industries, in order to further expose our services.

We intend to work with landfills serving the areas around our processing center and transfer stations. By intercepting EPS bound for the landfill, we believe that we can extend the life of the landfill and reduce the environmental impact of EPS. Similarly, we will work to provide EPS recycling on a residential level in communities where there is already a residential recycling pick-up program in place. In such cases, we will attempt to partner with those companies that are already picking up paper, aluminum, and glass products, allowing them to add EPS to their list of recyclable material and providing additional scrap EPS for us.

In addition to acquiring scrap EPS to recycle into Pellets, we will need to sell the Pellets, which we will produce. The market for polystyrene pellets, however, is open and well-established. While we plan to expend as much effort as we deem necessary to sell our Pellets, demand within the plastics manufacturing industry is such that we do not anticipate any difficulties in selling our Pellets. Polystyrene pellets are the same regardless of the supplier and prices are relatively fixed. Our executive management will work to establish contacts within the industry to ensure that we are able to participate in this market in a profitable manner. By working closely with companies that manufacture products from polystyrene, we will also be able to provide a public relations boost to these partners, as they will be able to promote their products as both recycled and recyclable. These types of partnerships should further ensure a steady market for our Pellets.

Sales Personnel

We do not currently employ any sales personnel. In the short term, we intend to use the services of our executive management to sell our services and products. As the area in which our services and products are offered expands, however, we plan to employ regional sales representatives to promote and sell our recycling services to governments, companies, and the general public. These sales representatives will be responsible for soliciting, selecting and securing accounts within a particular regional territory. We expect to pay such sales representatives on a commission basis. In addition, we may decide to pay each sales representative a base salary. We expect to provide service and support to our sales representatives, including advertising and sales materials.

Financing

We anticipate that we will require approximately $3,646,438 in order to fully implement our business plan in the next twelve months. The recent private placement by Blue Earth Delaware of 80,500 shares of its Series B Preferred Stock for $805,000 allows us to begin implementing our near-term business plan on a limited basis. Over the next twelve months, we intend to raise an additional $4,000,000 in order to completely implement our business plan and, to the extent business conditions warrant and our resources permit, to expand our operations and open additional processing centers and transfer stations in other geographic areas throughout the United States.  We do not presently have sufficient capital to fully proceed with any such expansion.  In connection with raising this additional capital, we will incur appropriate accounting and legal fees. Should our revenues be sufficient to cover the costs of any such expansion, we will not seek additional financing.

Governmental Regulation

With the exception of the environmental laws noted below, we are unaware of and do not anticipate having to expend significant resources to comply with any governmental regulations of the recycling industry. We are subject to the laws and regulations of those jurisdictions in which we plan to sell our product, which are generally applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the collection, recycling, and sale of polystyrene in the United States is not subject to special regulatory and/or supervisory requirements.

Compliance with Environmental Laws

The business may be subject, in certain instances, to supervision and regulation by state and federal governmental authorities, specifically the U.S. Environmental Protection Agency (“EPA”) and state counterparts. We will comply with all EPA and other requirements for receiving and mixing chemicals and intend to comply with all future regulations and requirements.

Critical Accounting Policies

Our significant accounting policies are described in Note 1 of the Financial Statements.

Operations

RM Health generated no revenue for the three months ended February 29, 2008. During the same period, RM Health incurred expenses in the amount of $2,797, all of which was general and administrative. These expenses and lack of revenue led to a loss of $2,797 for the three months ended February 29, 2008.

Blue Earth Delaware generated no revenue for the period from inception (February 5, 2008) through March 31, 2008. During the same period, Blue Earth Delaware incurred operating expenses in the amount of $4,583. Blue Earth Delaware’s total net loss for the period from inception (February 5, 2008) through March 31, 2008.was $4,583.

Our Unaudited Condensed Combined Pro-Forma Statement of Operations indicates that we generated no Revenue for the three months ended March 31, 2008. During the same period, we recorded combined Operating Expenses of $7,380, resulting in a Combined Net Loss of $7,380 for the three months ended March 31, 2008.

Liquidity and Capital Resources

As of February 29, 2008, RM Health had Current Assets in the amount of $11,350, consisting of $10,350 in cash and cash equivalents, and $1,000 in deposits. As of February 29, 2008, RM Health had Current Liabilities in the amount of $12,910. RM Health, therefore, had a working capital deficit of $1,560 as of February 29, 2008.

As of March 31, 2008, Blue Earth Delaware had Current Assets in the amount of $15,150, consisting entirely of Cash and Cash Equivalents. As of March 31, 2008, Blue Earth Delaware had Current Liabilities in the amount of $200,000, consisting of entirely of Notes Payable to Related Parties. This combination of assets and liabilities results in working capital deficit in the amount of $184,850 for Blue Earth Delaware as of March 31, 2008.

As of March 31, 2008, our Unaudited Condensed Combined Pro-Forma Balance Sheet indicates that we had Combined Current Assets of $26,500, Combined Current Liabilities of $212,910, and a Combined Working Capital Deficit of $186,410.

Blue Earth Delaware (our accounting predecessor) closed a private offering on May 8, 2008, subsequent to the preparation of the March 31, 2008 financials, in which it raised $805,000 through the sale of 80,500 shares of its Series B Preferred Stock. We believe that the funds raised through this offering are sufficient for us to open our initial processing center and transfer station and begin operations on a limited basis – with fewer than the optimum number of Tanks, Trailers, and Trucks, with an intention to raise an additional $4 million during the next twelve months in order to provide us with the resources to increase our level of operations and execute on our long-term expansion plan.  We do not presently have sufficient capital to fully proceed with the expansion phase of our business plan.  In connection with raising this additional capital, we will incur appropriate accounting and legal fees.

RISK FACTORS

The following are certain identifiable risk factors for Blue Earth Delaware’s business operations.  Risk factors related to our former business operations have been excluded but can be found in prior filings with the Securities and Exchange Commission.

Because we have a limited operating history, our ability to fully and successfully develop our business is unknown.

We are a development stage company, without a significant operating history with which investors can evaluate our business. Our ability to successfully implement our technologies and business plan and provide marketable services, and to realize consistent, meaningful revenues and profit has not been established and cannot be assured.

Because our long-term success depends on the acceptance of our EPS recycling service, we cannot be certain of our success.

If customers do not value our EPS recycling services our business might not grow. Our long-term success depends on widespread market acceptance of our services and technology. A number of factors could prevent such acceptance, including the following:

•	our customers do not see the need for our products;
•	unexpected reduction in the cost of chemicals;
•	increased government regulation; and
•	significant decrease in oil costs

Because our Solvent is not a patented product, other entities may discover and replicate the formulae of our Solvent, which would negatively impact our business.

Because the process of obtaining a patent would require us to reveal the formula for our Solvent, we have chosen not to apply for patent protection for our Solvent. While the recycling process and other components of the process have been patented (and we have acquired said patents and pending patents), we currently rely on trade secrets as opposed to patent law to protect the chemical formula of our Solvent. If another company should discover and replicate the formula to our Solvent, we would have no recourse under U.S. Patent law to stop them from doing so. In addition, since we have chosen not to apply for a patent on our Solvent, another company or individual could replicate the formula for our Solvent file for patent protection on the formula for our Solvent, prohibiting us from using the Solvent or demanding licensing fees for doing so. Such an occurrence would have a material negative impact on our business and financial statements.

Because we are basing our business on an unproven technology, if we are unable to conduct operations successfully on a commercial scale, our business will fail.

We have tested our recycling process only on a small scale in a laboratory environment. We have not tested our recycling process on a large, commercial scale as described in the sections above entitled Description of Business and Plan of Operation. Because we have not yet tested or conducted operations on a commercial scale, we cannot predict technical, operational, or business challenges that may arise as we commence recycling operations on a commercial scale, using chippers, Trucks, Tanks, and Extruders, as described above. Therefore, this must be considered an unproven technology and a high-risk business plan. We may or may not be able to overcome the challenges that arise, and conduct operations successfully on a scale necessary to achieve profitable operations. Technical and operational problems that may arise when we commence operations may include, but are not limited to:
•	Loss of Solvent to evaporation when Trucks, Trailers, and Tanks are opened
•	Efficiency and logistical problems with chippers
•	Issues controlling the blowing of shredded EPS into Trucks
•	Amount of agitation required to transform EPS to Gel
•	Impact of local temperature and humidity on the speed of the chemical reaction and therefore the efficiency of the process
•	Level of training and technical expertise required by Truck drivers and other employees
•	Impact of untested contaminants

Because we may be subject to United States environmental laws, any change in those laws could have a detrimental impact on our business.

We mix and use chemicals in our business. Thus, we may be deemed to have environmentally unsafe products and chemical compounds, which may result in our business being closed by government agencies. Also, government rules and regulations may change, requiring more expensive procedure in our business operations, which would negatively impact our business.

If the investment community does not accept our business concept and plan, we will be unable to finance our operation and growth, and our business will fail.

The investment community has recently been hit hard by the losses of value in the stock markets and the continued apprehension of investors because of the war against terrorism.  We feel confident that since the security in this investment is “green” in nature, that it will be looked at more favorably by the investment community.  However, we cannot offer assurances that we will be able to find additional investors to assist us to develop our business.

Because we are impacted by fluctuations in the value of oil, a significant decrease in the price of oil would have a significant negative impact upon our business.

The high price of oil positively affects the pricing of our end product because oil is a component in the manufacture of polystyrene, a product that competes directly for buyers with our recycled Pellets.  We have no control over the open market activities with regard to oil and other ingredients of polystyrene.  There can be no assurance that we will successfully manage our exposure to any fluctuations in oil prices or that such fluctuations will not have a material adverse effect on us.

Because our products and services are in the early stage of development, we cannot be certain that we will be able to effectively or profitably provide our products and services.

We will be required to spend significant funds and resources on development and marketing activities before our products and services generate revenue.  We have no experience in running a recycling business or selling Pellets to polystyrene manufacturers.  We cannot be certain that we will be able to effectively or profitably provide such services or that a stable market will develop for our services.

If our services are not widely accepted by the market, our business may fail.

For us to achieve success, EPS recycling must receive broad market acceptance and use by organizations and individuals.  In addition, these organizations and individuals must be willing to take action to utilize our services. Customers will not use our services unless they are easy to use, efficient, and safe. We cannot be sure that prospective customers will use, accept or recommend our services.

Because we currently have limited resources, marketing and sales capabilities, we may be unable to profitably provide our products and services to the marketplace, and our business may fail.

We have developed our Solvent, Process, and Extruder for the recycling of EPS, but do not currently have sources for scrap EPS or customers for our Pellets.  Significant additional expenditures and management resources will be required to develop an external sales force and implement a marketing strategy. We have limited experience in connection with the sales and marketing activities necessary to generate business in EPS recycling and Pellet sales. There can be no assurance that we will be successful in developing such resources.

If we fail to manage growth effectively, our resources will be strained and may cause our business to fail.

Our systems, procedures, controls and management resources are not adequate to support planned future operations and the execution of our strategic plan. We need to hire management and operations personnel, bring services to market, and develop multiple facilities.  Failure to manage growth efficiently and effectively could result in lost opportunities and lost market share to future competitors, which may materially and adversely affect our business, results of operations and financial condition.

If we are not able to raise additional funds in the future to complete our business plan and grow the business, we will not meet our long term business and financial goals.

Our cash requirements will be significant. Additional funding may be needed in the next 12 months.  Our current cash position will not enable us to pursue all aspects of our business plan.  We have no commitments to obtain any additional funds and cannot be sure that we will be able to raise additional funds on favorable terms, if at all.  We cannot be certain that the future revenues we generate or capital we raise will be sufficient to meet our expected expenses.  If we do not have sufficient funds in the future we may have to eliminate facilities or cease operations.  We may be unable to fund growth, successfully develop or enhance technologies and processes, take advantage of business opportunities, or respond to competitive pressures, any of which could have a material and adverse effect on our business, results of operations and financial condition and the value of your investment. If we raise additional funds by issuing equity securities, existing shareholders may experience significant dilution in their ownership interests. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could restrict our flexibility in making business decisions.

If we are not able to compete effectively in the polystyrene recycling industry, our business will fail.

The polystyrene recycling industry is highly fragmented with only a few major competitors. We will face intense competition from other companies that are pursuing polystyrene recycling. Our future success will depend on our ability to maintain a competitive position with respect to technological advances and market saturation.  Many of the organizations competing with us have greater capital resources, larger research and development staffs and facilities, accepted brand names, and more extensive marketing capabilities. As a result, our competitors may be able to more easily develop technologies and products that would render our technologies and products, and those of our collaborators, obsolete and noncompetitive, which would have a material and adverse effect on our results of operations and financial condition.

If we are not able to effectively protect our patent and proprietary rights, other companies may capitalize on our research, and our business will suffer a material negative impact and may fail.

Our success will depend on our ability to develop and maintain proprietary aspects of our business. We rely on a combination of trade secrets, patents and trademarks to protect our intellectual property, which is a valuable asset. There can be no assurance any of existing or future intellectual property does not infringe upon the intellectual property of third parties, or that our patents will give us an exclusive position in the subject matter claimed by those patents. We may be unable to avoid infringement of third party patents and may have to obtain licenses, defend infringement actions or challenge the validity of those patents in court. There can be no assurance a license will be available to us, if at all, on terms and conditions acceptable to us, or that we will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that we will have or will devote sufficient resources to pursue such litigation. If we do not obtain a license under such patents, are found liable for infringement or are not able to have such patents declared invalid, we may be liable for significant monetary damages, may encounter significant delays in bringing products to market or may be precluded from participating in the manufacture, use, or sale of products or methods protected by such patents. There can be no assurance the pending patent applications licensed to or owned by us will result in issued patents, patent protection will be secured for any particular technology, any patents that have been or may be issued to us or our licensors will be valid or enforceable or that our patents will provide meaningful protection to us.  Patents, if issued, may not provide protection outside of the United States.

We also rely on trade secrets and other unpatented proprietary information in our product development activities. There can be no assurance other parties may not independently develop the same or similar information. We seek to protect trade secrets and proprietary knowledge in part through confidentiality agreements with employees, consultants, advisors and collaborators, but these agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information. If our employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to our products under development, disputes may arise about ownership of proprietary rights to those inventions and processes. Those inventions and processes will not necessarily become our property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights.

If we are unable to locate and develop adequate facilities in a timely or cost-effective manner, our ability to execute our business plan will be impaired, and our business may fail.

To develop our recycling programs, we require additional space and equipment. We cannot be certain that we will be able to locate adequate facilities or that improvements to a facility will be constructed on the anticipated timetable or on budget. Any material delay in locating and building out a new facility, or a substantial increase in costs to complete the facility or acquire equipment, will stall our growth plans and could materially and adversely affect us.

Because we depend on key scientific and management personnel, if we fail to retain personnel, it could delay or hurt development of our key technologies.

We are dependent on our President and Chief Financial Officer, Paul Susarczyk, Chief Executive Officer, Patricia Cohen, Senior Director of Research and Development, Dr. Harvey Katz, and Director of Research and Development, Claudia Iovino.  While we have entered into employment agreements with these individuals, and they have substantial equity holdings in the Company, there can be no assurance that they will remain with the Company. Competition among recycling companies for qualified employees is intense, and the loss of qualified employees could adversely affect our business and prospects. There can be no assurance that we will be able to retain our existing personnel.

If we fail to recruit additional qualified personnel to develop our business, our ability to compete successfully will be impaired and our business may fail.

We are highly dependent upon finding and retaining qualified scientific personnel. There is strong competition for qualified personnel in the recycling industry. As a development stage enterprise we cannot offer the stability of large, established companies and often cannot offer highly competitive salaries or benefit packages.  We may not be able to attract the qualified personnel necessary for the development of our business. The failure to recruit additional key personnel in a timely manner could harm our business.

If we are named in a product liability lawsuit, we will have to expend Company resources to defend ourselves and our reputation and business may be negatively impacted.

Selling Pellets to manufacturers of polystyrene products may expose us to liability claims from the use of such products. We do not carry product liability insurance. The industry in which we operate is relatively new and there is little experience in the area of product liability. Our management has determined that the premiums associated with such insurance outweigh the benefits. However, if we determine in the future that we desire to obtain product liability insurance, there can be no assurance that we will be able to obtain such insurance if desired or, if obtained, that sufficient coverage can be acquired at a reasonable cost. There is also no assurance that our customers will be able to obtain product liability insurance at a reasonable cost. The inability to obtain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products developed by us or our customers. A product liability claim or recall would have a material adverse effect on our business, financial condition and results of operations.

Because the payment of dividends is at the discretion of the Board of Directors, investors may not realize cash dividends at the frequency or in the amounts they anticipate.

We have never declared or paid any cash dividends on our Common Stock. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Distributions to our stockholders are subordinate to the payment of our debts and obligations. If we have insufficient funds to pay our debts and obligations, distributions to stockholders will be suspended pending the payment of such debts and obligations. Accordingly, investors must rely on sales of their own Common Stock after price appreciation, which may never occur, as the only way to recover their initial investment.

Forward looking assessments have been prepared by the current management of the Company based on numerous assumptions, which may eventually prove to be incorrect.

Our ability to accomplish our objectives and whether or not we will be financially successful is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are within the discretion and control of management and others are beyond management’s control. The assumptions and hypothesis used in preparing any forward-looking assessments of profitability contained herein are considered reasonable by management. There can be no assurance, however, that any projections or assessments contained herein or otherwise made by management will be realized or achieved at any level. It is highly likely that our projections and predictions for our future performance will either materially understate or materially overstate our actual results.

Prospective investors should have any contemplated investment reviewed by their personal investment advisors, legal counsel and/or accountants to properly evaluate the risks and contingencies of investing in our common stock.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Except for the historical information, this report contains various forward-looking statements which represent our expectations or beliefs concerning future events, including the future levels of cash flow from operations. Management believes that all statements that express expectations and projections with respect to future matters; our ability to negotiate contracts having favorable terms; and the availability of capital resources; are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. We caution that these forward-looking statements involve a number of risks and uncertainties and are subject to many variables which could impact our financial performance. These statements are made on the basis of management’s views and assumptions, as of the time the statements are made, regarding future events and business performance. There can be no assurance, however, that management’s expectations will necessarily come to pass.

A wide range of factors could materially affect future developments and performance, including:

•
the impact of general economic and political conditions in the U.S. and in other countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts;

•	the impact of the geopolitical environment;
•	our ability to integrate the operations of recently acquired companies;
•	shifts in population and other demographics;
•	industry conditions, including competition;
•	fluctuations in operating costs;
•	technological changes and innovations;
•	changes in labor conditions;
•	fluctuations in exchange rates and currency values;
•	capital expenditure requirements;
•	the outcome of pending and future litigation settlements;
•	legislative or regulatory requirements;
•	interest rates;
•	the effect of leverage on our financial position and earnings;
•	taxes;
•	access to capital markets; and
•	certain other factors set forth in our filings with the Securities and Exchange Commission.

 If our business is unsuccessful, our shareholders may lose their entire investment.

Although shareholders will not be bound by or be personally liable for our expenses, liabilities or obligations beyond their total original capital contributions, should we suffer a deficiency in funds with which to meet our obligations, the shareholders as a whole may lose their entire investment in the Company.

Because we may conduct business outside of the United States in the future, we may be subject to additional risks not found in the United States which can harm our business operations

We may determine in the future to expand our recycling operations, EPS acquisition, or both outside the United States. Doing business in foreign countries carries with it certain risks that are not found in doing business in the United States. The risks of doing business in foreign countries that could result in losses against which we are not insured include:

•	exposure to local economic conditions;
•	potential adverse changes in the diplomatic relations of foreign countries with the United States;
•	hostility from local populations;
•	the adverse effect of currency exchange controls;
•	restrictions on the withdrawal of foreign investment and earnings;
•	government policies against businesses owned by foreigners;
•	investment restrictions or requirements;
•	expropriations of property;

•	the potential instability of foreign governments;
•	the risk of insurrections;
•	risks of renegotiation or modification of existing agreements with governmental authorities;
•	foreign exchange restrictions;
•	withholding and other taxes on remittances and other payments by subsidiaries; and
•	changes in taxation structure.

Because we may conduct business in foreign countries in the future, exchange rates may cause future reductions in our profits

Because we may derive revenues from our international sales in the future, we may incur currency translation losses due to changes in the values of foreign currencies and in the value of the U.S. dollar. We cannot predict the effect of exchange rate fluctuations upon future operating results.

If our patents are inadequate or if we fail to file patent applications, and adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish.

If we fail to file or develop a patent position, or if, we are unable to obtain patent rights to our chemicals or machinery that we may develop or to which we may obtain licenses or other rights, we will be at a competitive disadvantage. Even if we do obtain patents, they may not adequately protect the technology we own or in-license. Our success, competitive position and future revenues will depend in part on our ability to maintain patent protection for our lead technologies, methods, and processes, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property.

We may enter into confidentiality and intellectual property assignment agreements with our employees, consultants, and other contractors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. In addition to patents, we also rely on trade secrets and proprietary know-how. We try to protect this information with appropriate confidentiality and inventions agreements with our employees, scientific advisors and collaborators.  The enforcement of a claim alleging that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming and the outcome is unpredictable and competitors may then be able to use our technology.

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business and results of operations and the value of our stock.

Our board of directors has the authority to modify or waive certain of our current operating policies and strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results and value of our stock. However, the effects might be to cause harm to us.

Our executive officers have significant influence over our affairs, and might cause us to engage in transactions that are not in our or our stockholders’ best interests.

In addition to managing us, our executive officers provide advice on our operating policies and strategies. Our executive officers may also cause us to engage in future transactions with them and their affiliates, subject to the approval of, or guidelines approved by, the Board of Directors. Our directors, however, rely primarily on information supplied by our executive officers in reaching their determinations. Accordingly, our executive officers have significant influence over our affairs, and may cause us to engage in transactions which are not in our best interest.

We anticipate that our business strategy moving forward will be primarily the operation and expansion of our EPS recycling operations. However, our executive officers will have considerable discretion in the direction of our company, and individual shareholders will not have the opportunity to assess whether our funds are being used appropriately. Corporate funds may be used for corporate purposes that do not increase our operating results or market value, and until they are used, they may be placed in investments that do not produce income or that lose value.

Certain stockholders control or have the ability to exert significant influence over the voting power of our capital stock.

The table below indicates the number of shares and the respective percentage of 24,559,300 shares issued and outstanding as of the effective date of the Merger, including shares subject to options and warrants exerciseable within sixty days, and shares of our convertible preferred stock which could be convertible within 60 days into our common stock:

Paul Slusarczyk	9,214,506 Shares	37.52%
Patricia Cohen	9,214,506 Shares	37.52%
Harvey Katz	3,780,000 Shares	13.42%
Claudia and Nic Iovino	2,520,000 Shares	9.35%

Because the above shareholders individually and collectively hold a significant portion of our common stock, they have the ability to exert significant influence over our policies and management. The interests of these stockholders may differ from the interests of our other stockholders.

The directors, executive officers and related parties will own the majority of the outstanding shares and will control the company.

Our directors, executive officers and key employees will own, beneficially and of record, at the completion of the Merger an aggregate of 24,729,012 shares of our common stock, which will represent approximately 80.92% of our outstanding common stock, including shares subject to options and warrants exerciseable within sixty days, and shares of our convertible preferred stock which could be convertible within 60 days into our common stock.  This means they will have the ability to control the election of our directors and the outcome of most other matters submitted to a vote of our shareholders.  They will also have the ability to delay or prevent a change in our control and to discourage a potential acquirer of us or our shares.  Investors in this offering will be unable to control our management or business policies.  Our articles of incorporation do not provide for cumulative voting in the election of directors, this means shareholders with less than 50% of our common stock may be unable to elect any directors to represent their interests on our board of directors.  Moreover, we are not prohibited from engaging in transactions with our management and principal shareholders or with entities in which those individuals have an interest.

 Because executive management is free to devote time to other ventures, shareholders may not agree with their allocation of time.

Our executive officers and directors will devote only that portion of their time, which, in their judgment and experience, is reasonably required for the management and operation of our business. Executive management may have conflicts of interest in allocating management time, services and functions among us and any present and future ventures which are or may be organized by our officers or directors and/or their affiliates.

Management will not be required to direct us as their sole and exclusive function, and they may have other business interests and engage in other activities in addition to those relating to us. This includes rendering advice or services of any kind to other investors and creating or managing other EPS recycling or consulting-related businesses. Neither we nor any of the shareholders shall have the right, by virtue of the Operating Agreement or the relationship created thereby, in or to such other ventures or activities, or to the income or proceeds derived therefrom.

 Because our articles of incorporation and bylaws and Nevada law limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.

Under our articles of incorporation, bylaws and Nevada law, each of our officers, directors, employees, attorneys, accountants and agents are not liable to us or the shareholders for any acts they perform in good faith, or for any non-action or failure to act, except for acts of fraud, willful misconduct or gross negligence. Our articles and bylaws provide that we will indemnify each of our officers, directors, employees, attorneys, accountants and agents from any claim, loss, cost, damage liability and expense by reason of any act undertaken or omitted to be undertaken by them, unless the act performed or omitted to be performed constitutes fraud, willful misconduct or gross negligence.

 Because this report does not render professional advice, investors should retain their own advisors regarding certain federal income tax and other considerations regarding this report.

The report does not render professional advice. In particular, prospective investors should not construe the contents of this report as investment, legal or tax advice. Each prospective investor in our common stock should consult his own bankers, counsel, accountants and other advisors regarding the legal, tax, business, financial and other related aspects of a purchase of our common stock. No representation or warranty is made as to whether, or the extent to which, an investment in our common stock constitutes a legal investment for investors whose investment authority is subject to legal restrictions. These investors should consult their own legal advisors regarding such matters.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. As a public company, we are required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Because the market may respond to our business operations and that of our competitors, our stock price will likely be volatile.

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by the FINRA. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. Our shares are quoted on the OTCBB under the symbol “RMHL.” We anticipate that the market price of our Common Stock will be subject to wide fluctuations in response to several factors, including: our ability to develop projects successfully; increased competition from competitors; and our financial condition and results of our operations.

Because we completed a merger through a "reverse merger," we may not be able to attract the attention of major brokerage firms.

There may be risks associated with our becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of our Company since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our post-merger company in the future.

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our officers and directors were appointed on the effective date of the Merger. All of our directors hold office until the next annual meeting of stockholders and their successors are duly elected and qualify. Executive officers serve at the request of the board of directors.

Name	Age	Office(s) Held
Patricia Cohen	54	CEO, Secretary, & Director
Paul Slusarczyk	61	President, CFO & Director
Sharon Slusarczyk	51	Director
Harvey Katz	61	Director

Set forth below is a brief description of the background and business experience of our current executive officers and directors.

Paul D. Slusarczyk has been President, Chief Financial Officer, and a Director of Blue Earth Delaware since its inception.  Prior to joining Blue Earth Solutions, Paul spent one year as Vice President of HealthFair, a mobile medical screening company designing purchasing policies and focused heavily on vehicle preventative maintenance.  Between 2002 and 2006, he was CFO and a member of the board of directors of San Ignacio Development Company, focusing on the development of a major resort complex on the west coast of Mexico near the City of Los Mochis.  He was Senior Vice President of Food Services of the Americas, Inc., the White Castle Hamburger restaurant franchisee in Mexico, from November 1999 until March of 2001 and a member of its Board of Directors from November 1995 until March of 2001.  He served as its Chairman of the Board and President from its inception in November 1995 until

November 1999. He served as Chairman of the Board of White Castle de Mexico, S.A. de C.V. from September 1994 until December 1997.  From 1993 until joining Food Services of the Americas, Inc. upon its formation, Mr. Slusarczyk was Managing Director of Grupo Mexicano de Video, S.A. de C.V. (“Grupo Mexicano”), a master Blockbuster franchisee for Mexico.  From 1987 through 1992, Mr. Slusarczyk was the Managing Director of Blockbuster Video, a wholly-owned subsidiary of Blockbuster Entertainment.  From 1983 until 1987, Mr. Slusarczyk owned and operated a chain of video stores that was subsequently acquired by Blockbuster Entertainment.  In addition, Mr. Slusarczyk was Senior Director of Finance for Waste Management, Inc., a corporation engaged in international waste disposal, from 1971 until 1983 and was part of a team that built a city to house 4,000 workers.

Patricia Cohen has been the Chief Executive Officer, Secretary and a Director of Blue Earth Delaware since its inception. Prior to joining Blue Earth Delaware, Mrs. Cohen was retired, focusing on managing family assets. From 2000 until 2004, she was a partner in Westfield Financial. Prior to that she was a member of the Board of Directors of Alpha Hospitality (1993-1997); the owner of The Restaurant at 625 Main, Classic Catering, and La Dolce Sera Restaurant (2000-2005); and a principal in Regent Air (1983-1987). Mrs. Cohen earned Bachelor’s and Master’s degrees in Education from Long Island University, graduating Summa Cum Laude.

Sharon Slusarczyk has been a Director of Blue Earth Delaware since its inception. Mrs. Slusarczyk was a manager at UFC Title Insurance Agency from 2005 until 2007 where her responsibilities included planning and stimulating growth as well as daily operational tasks. Prior to that, she owned and operated All American Title from 2002 until 2005 where she managed all staff members and office operations.

Harvey Katz, Ph.D. has been a Director of Blue Earth Delaware since its inception.  Dr. Katz is the holder of and co-inventor of several patents acquired by the company.  For the past 15 years, Dr. Katz was CEO of International Foam Solutions where he refined the patented processes to recycle polystyrene and created Tire Muscle.  Dr. Katz has been published in 23 technical and scholastic journals and lecturers at the university level.

Directors

Our bylaws authorize no less than one (1) and no more than twelve (12) directors. We currently have four directors.  Immediately prior to the effective time of the Merger, Randy Weston resigned as our sole officer and director. Pursuant to the terms of the Merger Agreement, Patricia Cohen, Paul D. Slusarczyk, Sharon Slusarczyk, and Harvey Katz, who prior to the Merger were the directors of Blue Earth Delaware, were appointed as our directors.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

There are no family relationships among our directors and executive officers with the exception of Paul and Sharon Slusarczyk, who are husband and wife.

Meetings of Our Board of Directors

Our board of directors did not hold any meetings during the most recently completed fiscal year end. Various matters were approved by consent resolution, which in each case was signed by each of the members of the Board then serving.

Committees of the Board

We do not currently have a compensation committee, executive committee, or stock plan committee.

Audit Committee

We do not have a separately-designated standing audit committee. The entire Board of Directors performs the functions of an audit committee, but no written charter governs the actions of the Board when performing the functions of what would generally be performed by an audit committee. The Board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

Nomination Committee

Our Board of Directors does not maintain a nominating committee. As a result, no written charter governs the director nomination process. Our size and the size of our Board, at this time, do not require a separate nominating committee.

When evaluating director nominees, our directors consider the following factors:

•	The appropriate size of our Board of Directors;
•	Our needs with respect to the particular talents and experience of our directors;
•
The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	Experience in political affairs;
•	Experience with accounting rules and practices; and
•	The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

Our goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in our best interests as well as our stockholders. In addition, the Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary. The Board does not typically consider shareholder nominees because it believes that its current nomination process is sufficient to identify directors who serve our best interests.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to both to our officers and to our directors for all services rendered in all capacities to us for our fiscal years ended March 31, 2008 and 2007.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Patricia Cohen, CEO, Secretary, and Chairman	2008 2007	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a
Paul Slusarczyk, President and CFO	2008 2007	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a
Randy Weston, Former President and CEO	2008 2007	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Narrative Disclosure to the Summary Compensation Table

We have written employment contracts with both of our officers. We have an employment agreement in place with Mrs. Cohen that retains her through January of 2013. According to the terms of the agreement, Mrs. Cohen will receive a starting base salary of $240,000 per year, with a 20% increase each year on the anniversary of her employment agreement. Mrs. Cohen may also receive an annual bonus, payable quarterly equal to 1% of all gross revenues, and will be entitled to participate in any standard employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which we may from time to time have in effect for all or most of our senior executives.

We also have an employment agreement in place with Mr. Slusarczyk that retains him through January of 2013. According to the terms of the agreement, Mr. Slusarczyk will receive a starting base salary of $240,000 per year, with a 20% increase each year on the anniversary of his employment agreement. Mr. Slusarczyk may also receive an annual bonus, payable quarterly equal to 1% of all gross revenues, and will be entitled to participate in any standard employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which we may from time to time have in effect for all or most of our senior executives.

Stock Option Grants

We have not granted any stock options to the executive officers or directors since our inception.  The company intends to implement a stock option program for its officers and directors in 2008.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of March 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Patricia Cohen, CEO, Secretary, and Chairman	-	-	-	-	-	-	-	-	-
Paul Slusarczyk, President and CFO	-	-	-	-	-	-	-	-	-
Randy Weston, Former President and CEO	-	-	-	-	-	-	-	-	-
Patricia Cohen, CEO, Secretary, and Chairman	-	-	-	-	-	-	-	-	-

Compensation of Directors

The table below summarizes all compensation of our directors as of March 31, 2008.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Patricia Cohen, CEO, Secretary, and Chairman	-	-	-	-	-	-	-
Paul Slusarczyk, President, CFO, and Director	-	-	-	-	-	-	-
Sharon Slusarczyk, Director
Harvey Katz, Director
Randy Weston, Former President and CEO	-	-	-	-	-	-	-

Narrative Disclosure to the Director Compensation Table

We do not pay any compensation to our directors at this time. However, we reserve the right to compensate our directors in the future with cash, stock, options, or some combination of the above.

Employment Agreements

We have written employment contracts with both of our officers and other key employees. We have an employment agreement in place with Mrs. Cohen that retains her through February 4, 2013. According to the terms of the agreement, Mrs. Cohen will receive a starting base salary of $240,000 per year, with a 20% increase each year on the anniversary of her employment agreement. Mrs. Cohen may also receive an annual bonus, payable quarterly equal to 1% of all gross revenues, and will be entitled to participate in any standard employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which we may from time to time have in effect for all or most of our senior executives.

We also have an employment agreement in place with Mr. Slusarczyk that retains him through February 4, 2013. According to the terms of the agreement, Mr. Slusarczyk will receive a starting base salary of $240,000 per year, with a 20% increase each year on the anniversary of his employment agreement. Mr. Slusarczyk may also receive an annual bonus, payable quarterly equal to 1% of all gross revenues, and will be entitled to participate in any standard employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which we may from time to time have in effect for all or most of our senior executives.

We also have an employment agreement in place with Harvey Katz that retains him through March 24, 2011. According to the terms of the agreement, Dr. Katz will receive a starting base salary of $80,000 per year, for the first year of her employment, up to $120,000 for the second year of his employment, and up to $150,000 for the third year of her employment, with raises in base salary being based on revenues from equipment sales in the previous year. He will also receive royalties of ¼% to 1% of gross sales and a one-time bonus for any new products developed by her while in our employ, and will be entitled to participate in any standard employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which we may from time to time have in effect for all or most of our employees.

We also have an employment agreement in place with Claudia Iovino that retains her through March 24, 2011. According to the terms of the agreement, Mrs. Iovino will receive a starting base salary of $48,000 per year, for the first year of her employment, up to $60,000 for the second year of her employment, and up to $72,000 for the third year of her employment, with raises in base salary being based on revenues from equipment sales in the previous year. She will also receive royalties of ¼% to 1% of gross sales and a one-time bonus for any new products developed by her while in our employ, and will be entitled to participate in any standard employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which we may from time to time have in effect for all or most of our employees.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us with respect to the beneficial ownership of our Common Stock as of the effective date of the Merger by (1) all persons who are beneficial owners of 5% or more of our voting securities, (2) each director, (3) each executive officer, and (4) all directors and executive officers as a group. The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the Securities and Exchange Commission. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Except as otherwise indicated, all Shares are owned directly and the percentage shown is based on 24,559,300 Shares of Common Stock issued and outstanding as of the effective date of the Merger. Addresses for all of the individuals listed in the table below are c/o Blue Earth Solutions, Inc., 13511 Granville Ave., Clermont, FL 34711.

Title of class	Name and address of beneficial owner (1)	Amount of beneficial ownership	Percent of class(2)
Current Executive Officers & Directors:
Common	Patricia Cohen	9,214,506 Shares	37.52%
Common	Paul Slusarczyk	9,214,506 Shares	37.52%
Common	Sharon Slusarczyk	0 Shares	0.00%
Common	Harvey Katz	3,780,000 Shares	13.42%(3)
Total of All Current Directors and Officers:
More than 5% Beneficial Owners
Common	Claudia and Nic Iovino	2,520,000	9.35%(4)

(1)	Includes shares held directly with sole voting and investment power, unless otherwise indicated.
(2)	Includes shares subject to stock options and warrants that are held by the individual and exercisable within 60 days.
(3)	Includes 3,600,000 shares underlying 240,000 shares of our convertible Series A Preferred Stock beneficially held by Harvey Katz.
(4)	Includes 2,400,000 shares underlying 160,000 shares of our convertible Series A Preferred Stock beneficially held by Claudia and Nic Iovino.

Certain Relationships and Related Transactions

With the exception of the Merger, none of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction over the last two years or in any presently proposed transaction which, in either case, has or will materially affect us.

 Item 3.02.  Unregistered Sales of Equity Securities

In connection with the Merger, each share of Blue Earth Delaware’s issued and outstanding common stock immediately prior to the closing of the Merger was converted into the right to receive three shares of our common stock. 21,000,000 shares of our common stock were issued to the former holders of common stock of Blue Earth Delaware on as of the effective date of the Merger in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act.  In addition, as a consequence of the Merger, each share of Blue Earth Delaware’s issued and outstanding Series A Preferred Stock immediately prior to the closing of the Merger was converted into the right to receive one share of our Series A Preferred Stock, and each share of Blue Earth Delaware’s issued and outstanding Series B Preferred Stock immediately prior to the closing of the Merger was converted into the right to receive one share of our Series B Preferred Stock. As a result, we issued 400,000 shares of Series A Preferred Stock to the former holders of Series A Preferred Stock of Blue Earth Delaware and 80,500 shares of Series B Preferred Stock to the former holders of Series B Preferred Stock of Blue Earth Delaware on the effective date of the Merger in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act.

Description of Securities

Our authorized capital stock consists of 74,500,000 shares of common stock, $0.001 par value per share, and 500,000 shares of preferred stock, $0.001 par value per share. Immediately following the Merger, there were 24,559,300 shares of our common stock, 400,000 shares of our Series A Preferred Stock, and 80,500 shares of our Series B Preferred Stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series

Series A Preferred Stock

In conjunction with the Merger, our Board created 400,000 shares of Series A Preferred Stock and filed a Certificate of Designation with the Nevada Secretary of State.  Our Series A Preferred Stock has a stated value of $16.50 per share and is convertible into 15 shares of Common Stock at the option of the holder at any time, or at the option of the Company when the underlying common stock has traded at an average of $2.00 or more for a period of at least twenty consecutive days prior to the redemption. Holders of Series A Preferred Shares may receive annual dividends equal to eight (8%) percent of the stated value of the shares, not to exceed one (1%) percent of the Company’s gross revenues, but not less than two (2%) percent of the stated value of all of the then issued and outstanding shares of Series A Preferred stock. All shares of Series A Preferred Stock shall rank prior to all of our common stock and other classes of preferred stock both as to the payment of dividends and as to distributions of assets upon liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary, including a $16.50 per share liquidation preference.  No voting rights attach to the Series A Preferred Stock.

Series B Preferred Stock

In conjunction with the Merger, our Board created 80,500 shares of Series A Preferred Stock and filed a Certificate of Designation with the Nevada Secretary of State. Each share of our Series B Preferred Stock votes with the common stock at a rate of one vote per share, is convertible to 18 shares Common Stock, carries a liquidation value of $10 per share, and bears a cumulative annual dividend of $1 per share, payable quarterly, which increases to $1.30 per share if the cash dividend is not paid within 30 days of the end of each quarter. In the event a dividend is not paid by January 30th next following the year for which such dividend has accrued, the dividend will be payable in Common Shares. The Series B Preferred Shares are callable by the Company upon 30 days’ notice at $10.00 per share during which time the holder may convert into common shares.

Upon conversion of the Series B Preferred Stock into Common Stock, each holder will in addition receive 6 warrants for each Series B Preferred Share converted, exercisable into common shares at $1.33 per share until December 31, 2010. The Warrants are callable by the Company upon thirty days’ notice in the event the Common Shares trade for the ten trading days preceding such notice at or above $2.00 per share. Holders may exercise their warrants during the notice period.

On May 8, 2008, Blue Earth Delaware, our accounting predecessor, completed a Private Placement by which 80,500 shares of it Series B Preferred Stock were sold to a total of fifteen (15) investors for a total sales price of $805,000. None of the shares of Series B Preferred Stock sold in the Private Placement have been registered under the Securities Act or under any state securities laws.  The issuance and sale of said securities was made in reliance upon exemptions from registration pursuant to Rule 506 of Regulation D under the Securities Act and certain private placements under the state securities laws.

Registration Rights

We have not agreed to file a registration statement for any of the shares issued in connection with the Merger.

Market Price and Dividends

Blue Earth Delaware is, and has always been, a privately-held company. There has never been a public market for the securities of Blue Earth Delaware. Blue Earth Delaware has never declared or paid any cash dividends on its capital stock. In addition, there has never been a trading market for Blue Earth Delaware’s common stock.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Trading Information

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by the FINRA. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. As of May 16, 2008, our shares were quoted on the OTCBB under the symbol “RMHL.” We anticipate that our symbol will change in the near future as a result of the change in the Company’s name to “Blue Earth Solutions, Inc.”

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTCBB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending March 31, 2008
Quarter Ended	High $	Low $
March 31, 2008	0	0
December 31, 2007	0	0
September 30, 2007	0	0
June 30, 2007	0	0

Quarter Ended	High $	Low $
March 31, 2007	0	0
December 31, 2006	0	0
September 30, 2006	0	0
June 30, 2006	0	0

Transfer Agent

The transfer agent for our common stock is Empire Stock Transfer Co.

 Item 5.01.  Changes in Control of Registrant.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

 Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the effective time of the Merger, Randy Weston resigned as our sole director and officer. There was no known disagreement with Mr. Weston on any matter relating to our operations, policies, or practices. Pursuant to the terms of the Merger Agreement, our new directors and officers are as set forth herein. Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference. Pursuant to the terms of the Merger Agreement, Patricia Cohen, Paul Slusarczyk, Sharon Slusarczyk, and Harvey Katz, who prior to the Merger were the directors of Blue Earth Delaware, were appointed as our directors.

 Item 5.03.  Amendments to Articles of Incorporation; Change in Fiscal Year.

Subsequent to the merger between us and Blue Earth Delaware, also on May 16, 2008, we merged our Acquisition Sub with and into the Company in a short-form merger transaction under Nevada law and, in connection with this short form merger, changed the name of the Company to “Blue Earth Solutions, Inc.”

Prior to the Merger, our fiscal year end was November 30 and the fiscal year end for Blue Earth Delaware was March 31.  Accordingly, and following the interpretive guidelines of the Commission, we have elected to formally change our fiscal year end to match its accounting predecessor’s fiscal year end. On May 19, 2008, the Board of Directors of the Company acted by unanimous written consent to change the Company’s fiscal year end from November 30 to March 31. As a result of the interpretive guidelines of the Commission mentioned above, no transition report is required in connection with such change in fiscal year end.

On May 12, 2008, we amended our Articles of Incorporation to provide for 500,000 shares of preferred stock.

 Item 9.01.  Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired. In accordance with Item 9.01(a), the audited financial statements of our predecessor Blue Earth Solutions, Inc., a Delaware corporation, for the period from Inception on February 5, 2008 to March 31, 2008, are filed in this Current Report on Form 8-K as Exhibit 99.1.

(b) Pro Forma Financial Information. In accordance with Item 9.01(b), our pro forma financial statements are filed in this Current Report on Form 8-K as Exhibit 99.2.

(c)                      Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
2.1	Agreement of Merger and Plan of Merger
3.1	Articles of Incorporation for RM Health International, Inc., as amended
3.2	Bylaws for RM Health International, Inc.
4.1	Certificate of Designation – Series A Preferred Stock
4.2	Certificate of Designation – Series B Preferred Stock
10.1	Asset Purchase Agreement
10.2	Employment Agreement – Patricia Cohen
10.3	Employment Agreement – Paul Slusarczyk
10.4	Employment Agreement – Harvey Katz
10.5	Employment Agreement – Claudia Iovino
10.6	Consulting Agreement – Richard Iantosca
10.7	Lease Agreement dated May 5, 2008
23.1	Consent of Moore & Associates, Chartered, Independent Registered Public Accounting Firm.
99.1	Audited financial statements of Blue Earth Solutions, Inc. for the period from Inception on February 5, 2008 to March 31, 2008
99.2	Unaudited condensed combined pro forma balance sheet as of March 31, 2008; and unaudited condensed combined pro forma statement of operations for the period from inception through March 31, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 20, 2008	Blue Earth Solutions, Inc.

By: /s/ Patricia Cohen
Patricia Cohen
Chief Executive Officer